FORM 8-A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

For Registration of certain classes of securities
pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

INTEGRATED BRAND SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)
NEVADA	98-0371433
(State of incorporation or organization)	(IRS Employer Identification No.)
1030 W. GEORGIA STREET, SUITE 1208, VANCOUVER, B.C., CANADA V6E 2Y3 TEL. (604) 662-7900
(Address of Principal Executive Offices)
Securities to be registered pursuant to Section 12(g) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box:       [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box:       [ X ]

Securities Act registration statement file number to which this form relates (if applicable):  333-92034

Title of Class: Common Shares

Item 1. Description of Registrant's Securities to be Registered

Common Stock

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001 per share. The following are the all of the material terms that apply to our holders of our common stock:

- They have equal rateable rights to dividends from funds legally available if and when declared by our board of directors;

- They are entitled to share rateably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

- They do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

- They are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, the present stockholders will own approximately 71.43% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Item 2. Exhibits
Exhibit No.	Document Description
1	Registration Statement on Form SB-2, effective February 14, 2003.
2	Articles of Incorporation
3	Bylaws
4	Specimen Stock Certificate

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Registrant: /s/ Johnny Michel

Date: June 30, 2003

By: Johnny Michel, President, Treasurer and member of Board of Directors